Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199105 on Form S-3 and Registration Statement Nos. 333-194792 and 333-191297 on Form S-8 of our report dated March 15, 2016, relating to the consolidated financial statements of BIND Therapeutics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of BIND Therapeutics, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 15, 2016